EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Cytogen Corporation:

We consent to the incorporation by reference in the registration statement (no. 333-59718) on Form S-8 of Cytogen Corporation of our report dated June 23, 2003, with respect to the statements of net assets available for plan benefits of Cytogen Retirement Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and the related supplemental schedule, which report appears in the December 31, 2002, annual report on Form 11-K of the Cytogen Retirement Savings Plan.

                                                     /s/ KPMG LLP


Princeton, New Jersey
June 23, 2003